Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the incorporation by reference to our report (dated September 9, 2005 except for notes B and D, which are dated January 4, 2006) for the audited balance sheets of Vestin Fund II, LLC as of June 30, 2005 and June, 30, 2004, and the related statements of income, members’ equity, and cash flows for each of the three years in the period ended June 30, 2005 included in the S-3 Registration Statement for Vestin Realty Mortgage II, Inc. filed on or about May 12, 2006.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Orange, California
May 12, 2006